Exhibit 99.1

FTI Consulting, Inc.

777 South Flagler Drive, Suite 1500

West Palm Beach, Florida 33401

(561) 515-1900

FOR FURTHER INFORMATION:

AT FTI CONSULTING:	AT FD:
Jack Dunn, President & CEO	Investors: Gordon McCoun
(561) 515-1900	Media: Andy Maas
(212) 850-5600

FOR IMMEDIATE RELEASE

FTI Consulting, Inc. Completes New $250 Million

Senior Secured Revolving Line of Credit

West Palm Beach, FL, September 27, 2010 — FTI Consulting, Inc. (NYSE: FCN) (the “Company”) announced today that it has entered into a new five-year, $250 million senior secured revolving line of credit (the “Revolving Credit Facility”) which refinances its existing $175 million credit facility previously set to mature on September 30, 2011. Subject to certain conditions, at any time prior to maturity, the Company will be able to invite existing and new lenders to increase the size of the facility up to a maximum of $325 million. The Revolving Credit Facility has a maturity date of September 25, 2015.

The obligations of the Company under the Revolving Credit Facility are guaranteed by substantially all of the Company’s domestic subsidiaries and secured by substantially all of the Company’s and its domestic subsidiaries’ assets (including 65% of the issued and outstanding voting stock of foreign subsidiaries owned by a domestic subsidiary).

Interest on the borrowings under the Revolving Credit Facility is payable, at the option of the Company, at either a “Base Rate” or a “Eurocurrency rate,” in each case plus an applicable margin. Borrowings under the Revolving Credit Facility may be used for general corporate purposes of the Company and its subsidiaries, including capital expenditures and permitted acquisitions, subject to certain limitations.

In connection with the Revolving Credit Facility, Banc of America Securities LLC and J.P. Morgan Securities LLC acted as joint lead arrangers and joint book managers. Bank of America, N.A. is acting as administrative agent.

About FTI Consulting

FTI Consulting, Inc. is a global business advisory firm dedicated to helping organizations protect and enhance enterprise value in an increasingly complex legal, regulatory and economic environment. With approximately 3,500 employees located in most major business centers in the world, we work closely with clients every day to anticipate, illuminate and overcome complex business challenges in areas such as investigations, litigation, mergers and acquisitions, regulatory issues, reputation management and restructuring. More information can be found at www.fticonsulting.com.

Safe Harbor Statement

This press release contains “forward-looking statements” within the meaning of federal securities law. You should exercise caution in interpreting and relying on forward-looking statements because they involve known and unknown risks, uncertainties and other factors which are, in some cases, beyond the Company’s control. Such risks and uncertainties include, but are not limited to, the effect of general economic conditions and other factors listed in the Company’s filings with the Securities and Exchange Commission.

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